NEWS RELEASE

For Release on January 25, 2006	Contact: Mark H. Cosmez II
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer
Giga-tronics Reports Third Quarter FY 2006 Results
     San Ramon, CA — Giga-tronics Incorporated (NASDAQ:GIGA) reported today a net profit of $30,000 or $0.01 per fully diluted share for the three months ended December 24, 2005. This compares with the net profit of $28,000 or $0.01 per fully diluted share for the same period a year ago. Net loss for nine months ended December 24, 2005 was $(874,000) or $(0.18) per fully diluted share compared with a net profit of $409,000 or $0.09 per fully diluted share for the same period last year.
     Net sales from continuing operations increased 8% to $5,537,000 in the third quarter of fiscal 2006 versus $5,130,000 in the third quarter of fiscal 2005. Net sales for the nine months ended December 24, 2005 decreased 8% to $14,934,000 from $16,209,000 for the same period in the prior year.
     Orders booked for the third quarter of fiscal 2006 were $3,995,000 as compared to $4,032,000 for the third quarter of fiscal 2005. Book to bill ratio is 0.72 versus 0.79 for the same period a year ago. Backlog at quarter end was $12.1 million (approximately $6.3 million is shippable within one year) as compared to $8.9 million (approximately $7.0 million shippable within one year) at third quarter end of the prior year.
     Cash and cash equivalents were $2,537,000 at December 24, 2005 compared to $2,540,000 as of March 26, 2005.
     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the third quarter results. To participate in the call, dial (612) 332-0923. The call will also be broadcast over the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of January 25, 2006 only.

     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held Company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 26, 2005 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	December 24, 2005	March 26, 2005
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,537	$2,540
Notes receivable	—	7
Trade accounts receivable, net	3,324	3,145
Inventories	5,875	6,257
Prepaid expenses	247	227

Total current assets	11,983	12,176

Property and equipment, net	384	674
Other assets	68	111

Total assets	$12,435	$12,961

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,086	$1,075
Accrued commissions	182	200
Accrued payroll and benefits	625	720
Accrued warranty	264	378
Customer advances	454	2
Other current liabilities	395	464

Total current liabilities	3,006	2,839
Deferred rent	245	310

Total liabilities	3,251	3,149

Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding at December 24, 2005 and March 26, 2005	—	—
Common stock of no par value;
Authorized 40,000,000 shares; 4,809,021 shares at December 24, 2005 and 4,728,646 shares at March 26, 2005 issued and outstanding	13,002	12,756
Accumulated deficit	(3,818)	(2,944)

Total shareholders’ equity	9,184	9,812

Total liabilities and shareholders’ equity	$12,435	$12,961

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
(In thousands except per share data)	December 24, 2005	December 25, 2004	December 24, 2005	December 25, 2004
(Unaudited)
Net sales	$5,537	$5,130	$14,934	16,209

Cost of sales	3,203	2,755	8,732	8,934

Gross profit	2,334	2,375	6,202	7,275

Product development	883	812	2,892	2,465
Selling, general and administrative	1,434	1,398	4,218	4,182

Operating expenses	2,317	2,210	7,110	6,647

Operating income (loss)	17	165	(908)	628

Other expense	—	(2)	—	(2)
Interest income (expense), net	10	(2)	24	1

Income (loss) from continuing operations before income taxes	27	161	(884)	627
Provision for income taxes	—	—	4	4

Income (loss) from continuing operations	27	161	(888)	623
Income (loss) on discontinued operations, net of income taxes	3	(133)	14	(214)

Net income (loss)	$30	$28	$(874)	$409

Basic net income (loss) per share:
From continuing operations	$0.01	$0.04	$(0.18)	$0.13
On discontinued operations	0.00	(0.03)	0.00	(0.04)

Basic net income (loss) per share	$0.01	$0.01	$(0.18)	$0.09

Diluted net income (loss) per share:
From continuing operations	$0.01	$0.04	$(0.18)	$0.13
On discontinued operations	0.00	(0.03)	0.00	(0.04)

Diluted net income (loss) per share	$0.01	$0.01	$(0.18)	$0.09

Shares used in per share calculation:
Basic	4,809	4,725	4,773	4,725
Dilutive	4,917	4,734	4,773	4,734